Exhibit 10.27

Dear Alvaro:

You have been designated by GMAC LLC (“GMAC”) to become a participant in the GMAC LLC Senior Leadership Severance Plan (the “Plan”). You will become a participant in the Plan by signing this letter agreement. If you do not sign this letter agreement, then you will not become a participant in the Plan.

If you become a participant in the Plan, your participation will be subject to and governed by the terms and conditions of the Plan, a copy of which is attached to this letter agreement. Generally, under the Plan and in accordance with this Participation Agreement, if your employment is terminated by GMAC without Cause, or by you for Good Reason, your:

•	Severance Multiple (expressed as a percentage) will be 100%;
•	CIC Severance Multiple (expressed as a percentage) will be 100%;
•	Your Protection Period will begin three months immediately prior to a Change in Control and will end 12 month(s) immediately following such Change in Control.

Please refer to the Plan for more specificity regarding your severance benefits and your post-termination obligations to GMAC.

You agree and accept all risks (including increased taxes and penalties) resulting from Code Section 409A if the Plan is found to be subject to Code Section 409A.

As a participant in the Plan, you agree to abide by the terms and conditions of the Plan, specifically but not limited to the obligations enumerated in Section V of the Plan. Please indicate your receipt of the Plan document, and your acceptance of and agreement to the terms and conditions of the Plan, by signing in the indicated space below and return to Rhonda Carey, 200 Renaissance Center, M/C: 482-B14-D64, Detroit, MI 48265.

Sincerely yours,

Anthony Marino
Group VP and Chief HR Officer

I ACCEPT AND AGREE TO BECOME A PARTICIPANT IN,

AND WILL ABIDE BY THE TERMS AND CONDITIONS OF,

THE GMAC LLC SENIOR LEADERSHIP SEVERANCE PLAN.

Alvaro de Molina	September 17, 2008
Alvaro de Molina	Date